Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156392 on Form S-8 and in Registration Statement No. 333-111412 on Form S-3 of our report relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the “Company”) dated March 1, 2010, March 22, 2010 as to the effects of the restatement discussed in Note 1, and our report relating to the effectiveness of the Company’s internal control over financial reporting, dated March 1, 2010, appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

New York, NY

March 22, 2010